EXHIBIT 99.5


                                  PRESS RELEASE


              POMEROY TERMINATES PRESIDENT/CHIEF EXECUTIVE OFFICER

     KEVIN GREGORY NAMED PRESIDENT/CHIEF EXECUTIVE OFFICER ON INTERIM BASIS


HEBRON, KY - July 5, 2007 - Pomeroy IT Solutions, Inc. (NASDAQ: PMRY) today announced that on July 3, 2007, following a review by independent counsel, its Board of Directors terminated Stephen E. Pomeroy as the Company's President and Chief Executive Officer. In addition, Mr. Pomeroy's employment was terminated in accordance with the terms of his employment agreement. The terminations were due to certain conduct and actions of Mr. Pomeroy none of which involved any financial impropriety or illegal actions.

The Board appointed Kevin G. Gregory, 44, as President and Chief Executive Officer of the Company for an interim period, with a term commencing on July 3, 2007. Mr. Gregory will continue to serve as the Company's Chief Financial Officer.

The Company's core management team remains intact and is dedicated to the Company's goals and mission. The Board of Directors is commencing an executive search to choose a permanent President and Chief Executive Officer of the Company.